+

Source: Unitrin, Inc.

Unitrin Announces Estimated Combined Losses for Four Recent Hurricanes

Thursday, October 14, 2004, 5:00 p.m. ET

CHICAGO -- (BUSINESS WIRE) -- October 14, 2004 -- Unitrin, Inc. (NYSE:UTR) today announced that it expects its net losses resulting from Hurricanes Charley, Frances, Ivan and Jeanne combined will be less than $15 million after-tax. Unitrin had previously disclosed that its net losses from Hurricanes Charley, Frances and Ivan combined would be less than $15 million after-tax.

Richard Vie, Unitrin Chairman and Chief Executive Officer, commented "We have slightly lowered our estimated losses from Hurricanes Charley, Frances and Ivan. We also estimate that Unitrin's losses from Hurricane Jeanne will be lower than for each of the other three hurricanes. As a result, our estimate of losses from all four hurricanes is within our earlier estimate of $15 million from the first three hurricanes."

This press release contains information that includes or is based upon forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give expectations or forecasts of future events. The reader can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "believe(s)," "goal(s)," "target(s)," "estimate(s)," "anticipate(s)," "forecast(s)," "project(s)," "plan(s)," "intend(s)," "expect(s)," "might," "may" and other words and terms of similar meaning in connection with a discussion of future operating or financial performance.

Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this press release. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

No assurances can be given that the results contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. The Company assumes no obligation to publicly correct or update any forward-looking statements as a result of events or developments subsequent to the date of this press release. The reader is advised, however, to consult any further disclosures the Company makes on related subjects in reports to the SEC.

Unitrin, Inc.'s subsidiaries are engaged in three businesses: property and casualty insurance, life and health insurance, and consumer finance. Additional information about Unitrin is available for viewing by visiting its website (www.unitrin.com).

CONTACT:

Unitrin, Inc.

Edward J. Konar at (312) 661-4930 or via e-mail at investor.relations@unitrin.com

KEYWORD: ILLINOIS

INDUSTRY KEYWORD: INSURANCE BANKING EARNINGS